Exhibit 10.53

PART-TIME EMPLOYMENT AGREEMENT

        This Part-Time Employment Agreement (this "Agreement"), dated as of January 1, 2004 is entered into by and between Melvin D. Booth (the "Employee") and MedImmune, Inc., a Delaware corporation (the "Company").

Recitals

        A.    The Employee has been employed by the Company as its President and Chief Operating Officer under the terms of an Employment Agreement, dated as of August 15, 2002 (the "Prior Employment Agreement") which is being terminated pursuant to this Agreement effective as of the close of business on December 31, 2003; and

        B.    The Company desires to enter into a part-time employment relationship with Employee, and Employee wishes to accept such part-time employment relationship, upon the terms and conditions set forth in this Agreement, effective as of January 1, 2004.

        In consideration of and in reliance upon the foregoing and the covenants, obligations and agreements contained herein, the Company and Employee hereby agree as follows:

Agreement

        1.    Employment.    The Prior Employment Agreement is terminated effective as of the close of business on December 31, 2003. The Company hereby employs the Employee, and the Employee hereby accepts part-time employment by the Company effective as of January 1, 2004, on the terms and conditions set forth in this Agreement.

        2.    Term.    Subject to the provisions for early termination, the employment of the Employee hereunder will be for the period commencing on January 1, 2004 and ending on December 31, 2004. Such period may be extended by mutual written consent of the Company and the Employee. The period of the Employee's employment under this Agreement, as it may be terminated or extended from time to time as provided herein, is referred to hereafter as the "Employment Period."

        3.    Duties and Responsibilities.    During the Employment Period, the Employee's duties and responsibilities to the Company will be as set forth on Annex A, a copy of which is attached. The Employee also agrees that during the Employment Period he will provide the Company with assistance with respect to any issues involving the Company as to which he may have knowledge based on any specific activities undertaken while he was President and Chief Operating Officer or as is reasonably requested by the Chief Executive Officer of the Company. During the Employment Period, the Employee will report to the Chief Executive Officer of the Company and the Employee agrees he will faithfully perform his duties and responsibilities to the Company under the supervision of, and in the manner prescribed by, the Chief Executive Officer of the Company. The Company will provide the Employee with such equipment and supplies (including, but not limited to, a computer and cell phone) as it determines appropriate for the Employee to perform his duties and responsibilities hereunder. The Company will also provide such administrative assistance as the Employee may need to perform his assigned tasks for the Company. The Employee will submit regular reports (monthly) on a written and/or oral basis to the Chief Executive Officer concerning the Employee's activities that month. The Employee agrees to take such actions reasonably requested by the Chief Executive Officer from time to time to remove the Employee from positions of authority within the Company held by the Employee when the Employee was President and Chief Operating Officer. The Employee agrees to comply with all Company policies applicable to employees of the Company including, but not limited to, the Company's Confidential Information and Securities Trading Policy.

        4.    Time to be Devoted to Employment.    During the Employment Period, the Employee will devote such time as is necessary to perform his duties and responsibilities as a part-time employee but in no event will Employee be required to work more than 20 hours per week or 32 hours per month. It is initially anticipated that the Employee will be available one day per month, either on-site or available by phone and e-mail, and it is the Company's responsibility to direct the Employee to undertake certain activities during the time the Employee will make himself available. For clarity, the Employee's obligations as a member of the Company's Board of Directors (or any committee of the Board of Directors) will not count towards these maximum hour requirements.

        5.    Compensation; Reimbursement.

        (a)    Base Salary.    During the Employment Period, the Company will pay the Employee at the rate of $50,000 per annum, payable in semimonthly pay periods. For any such services rendered as a part-time employee during any calendar month in excess of 8 hours, Employee shall be compensated at the lesser of $500 per hour or $3,500 per day. The Employee will remain on the Company's payroll and will have all applicable taxes withheld and will provide the Company with time sheets and accounts for all hours worked. For clarity, hours spent by the Employee in his capacity as a member of the Board of Directors (or any committee of the Board of Directors) will not be subject to compensation under this Section 5(a). If the Employee is asked to serve as a member of the board of directors, an officer or in another similar role of any entity (other than the Company or its subsidiaries) as a representative or designee of the Company or any of its subsidiaries (e.g., as a board member of a MedImmune Ventures, Inc. portfolio company), the Employee will be compensated at the annual rate of $30,000 for that service (pro-rated for any partial year period during which the Employee is serving in such role and payable in equal installments during semimonthly pay periods during the Employment Period), and such service will not count towards the employee's maximum hour requirements set forth in Section 4 or otherwise included in the calculation of the number of hours for which the Employee is otherwise compensated under this Section 5(a). The Employee acknowledges that, in accordance with Company policy, any compensation offered or received by the Employee for service with an entity as a representative or designee of the Company or any of its subsidiaries must be transferred to the Company or, if the compensation is in the nature of a personal right that cannot easily be transferred, must be held for the benefit of the Company and exercised at the direction of the Company's Chief Executive Officer.

        (b)    Benefits.    During the Employment Period, the Employee will be entitled to participate in such employee benefit plans or programs of the Company, and will be entitled to such other fringe benefits, as are from time to time made available by the Company generally to part-time employees with the Employee's number of work hours, position, tenure, salary, age, health and other qualifications. The Employee acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefit plan or program or other fringe benefit during the Employment Period, and participation by the Employee in any such plan or program will be subject to the rules and regulations applicable thereto. As an employee member of the Board of Directors, the Employee will not be entitled to compensation benefits available to non-employee board members.

        (c)    Stock Options.    The Employee is currently a party to stock option agreements entered into with the Company for stock options granted on October 5, 1998, February 24, 1999, February 17, 2000, February 15, 2001, February 21, 2002 and February 20, 2003 (each an "Option Agreement" and collectively, the "Option Agreements"). The parties agree and the Employee understands and acknowledges that the Option Agreements are hereby amended so that, notwithstanding anything in the Option Agreements to the contrary, (1) stock options that are not vested as of December 31, 2003 will be deemed to be immediately forfeited, (2) stock options that are vested under these agreements as of December 31, 2003 may be exercised by the Employee until 90 days after the expiration of this Agreement and (3) if the Employee is terminated by the Company for any reason that would have constituted "Cause" as defined in the Prior Employment Agreement or upon occurrence of an event described in Section 7(b) (for the purpose of this Agreement any such reason shall be deemed "Cause"), all stock options will immediately be forfeited upon termination

        (d)    Expenses.    During the Employment Period, the Company will (1) reimburse the Employee, in accordance with the practices in effect from time to time for other staff personnel of the Company at the same level at which Employee was generally entitled to be reimbursed before he became a part-time employee, for all reasonable and necessary traveling expenses and other disbursements incurred by the Employee for or on behalf of the Company in the performance of the Employee's duties hereunder, upon presentation by the Employee to the Company of appropriate vouchers, (2) provide funding for the Employee's travel to and attendance at professional meetings, as approved by the Chief Executive Officer of the Company and (3) provide the required tools and materials to Employee to perform his duties. For clarity, time spent for any travel to or from the Company's premises will not be included in determining the number of hours worked by the Employee or for which the Employee is entitled to compensation under Section 4 or Section 5(a).

        6.    Termination of Employment.    The Employee's employment with the Company during the Employment Period may be terminated (a) on account of the death of the Employee, (b) on account of a voluntary termination by the Employee for any reason or (c) by the Company for cause, which shall be defined as in Employee's Prior Employment Agreement, as amended herein.

        7.    Effect of Termination of Employment.

        (a)   Upon the termination of the Employee's employment during the Employment Period, neither the Employee nor the Employee's beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (1) the unpaid portion of the base salary provided for in Section 5(a) hereof, (2) payment of his accrued but unpaid rights in accordance with the terms of any incentive compensation, stock option, retirement, employee welfare or other employee benefit plans or programs of the Company in which the Employee is then participating in accordance with Section 5(b) or Section 5(c) hereof and (3) reimbursement for any expenses for which the Employee shall not have been previously reimbursed as provided in Section 5(d) hereof.

        (b)   In the event that, subsequent to termination of employment hereunder, the Employee (1) breaches any of the provisions of Section 8 or Section 9 hereof or (2) directly or indirectly makes or facilitates the making of any adverse public statements or disclosures with respect to the business or securities of the Company, all payments and benefits to which the Employee may otherwise have been entitled pursuant to this Agreement shall immediately terminate and be forfeited, and any portion of such amounts as may have been paid to the Employee shall forthwith be returned to the Company.

        8.    Disclosure of Information.    The Employee will not, at any time during or after the Employment Period, disclose to any person, firm, corporation or other business entity, except as required by law, any non-public information concerning the technology, know-how, trade secrets, business, products, clients or affairs of the Company or any subsidiary of the Company for any reason or purpose whatsoever, nor will the Employee make use of any of such non-public information for personal purposes or for the benefit of any person, firm, corporation or other business entity except the Company or any subsidiary of the Company; provided, however, the Employee may disclose the terms of this Agreement to a prospective employer, attorney, accountant, financial advisor or immediate family member of the Employee.

        9.    Restrictive Covenant.

        (a)   The Employee hereby acknowledges and recognizes that, during the Employment Period, the Employee will be privy to trade secrets and confidential proprietary information critical to the Company's business and, accordingly, the Employee agrees that, in consideration of the benefits to be received by the Employee hereunder, the Employee will not, during the Employment Period, (1) engage in any activity that would be directly competitive with a specific product or product candidate being researched, developed or marketed by the Company or any subsidiary of the Company (a "Competing Business"), it being understood that this restriction is not intended to be a general prohibition on the ability of the Employee to work in the fields of oncology, infectious disease or autoimmunity or (2) induce other employees of the Company or any subsidiary of the Company to terminate their employment with the Company or any subsidiary of the Company or to engage in any Competing Business. This obligation will be in addition to any similar obligation to which the Employee is otherwise subject. Notwithstanding the foregoing, the term "Competing Business" shall not include any business or activity that was not conducted by the Company or any subsidiary of the Company during the Employment Period.

        (b)   The Employee understands that the foregoing restrictions may limit the ability of the Employee to earn a livelihood in a business similar to the business of the Company, but nevertheless believes that the Employee has received and will receive sufficient consideration and other benefits, as an employee of the Company and as otherwise provided hereunder, to justify such restrictions which, in any event (given the education, skills and ability of the Employee), the Employee believes would not prevent the Employee from earning a living.

        10.    Intellectual Property.    Employee will promptly disclose, grant and assign to Company, for its sole use and benefit, all inventions, improvements, technical information and suggestions relating in any way to the business of Company which Employee may develop or acquire during the term of this Agreement, together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information.

        11.    Enforcement.    It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein.

        12.    Remedies; Survival.

        (a)   The Employee acknowledges and understands that the provisions of the covenants contained in Sections 8 and 9 hereof, the violation of which cannot be accurately compensated for in damages by an action at law, are of crucial importance to the Company, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by the Employee of the provisions of Section 8 or 9 hereof, the Company will be entitled to an injunction restraining the Employee from such breach. Nothing herein contained will be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement.

        (b)   Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 8 or 9 hereof will survive the expiration or other termination of this Agreement until, by their terms, such provisions are no longer operative.

        13.    Notices.    Notices and other communications hereunder will be in writing and will be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

if to the Employee:
Melvin D. Booth 8318 Woodlea Mill Rd McLean VA 22102
and if to the Company:	Before March 2004:
MedImmune, Inc. 35 West Watkins Mill Road Gaithersburg, Maryland 20878 Attention: Chief Executive Officer
After March 2004:
MedImmune, Inc. One MedImmune Way Gaithersburg, Maryland 20878 Attention: Chief Executive Officer

        All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery, if personally delivered; on the business day after the date when sent, if sent by air courier; and on the third business day after the date when sent, if sent by mail, in each case addressed to such party as provided in this Section 13 or in accordance with the latest unrevoked direction from such party.

        14.    Binding Agreement; Benefit.    The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, personal representatives, successors and assigns of the parties hereto.

        15.    Governing Law.    This Agreement will be governed by and enforceable in accordance with the laws of the State of Maryland applicable to contracts executed and performed within such state, without giving effect to the principles of conflict of laws thereof. The Company and the Employee agree that any claims concerning the rights and obligations of the parties or any other issue arising under this Agreement shall be brought in the Circuit Court for Montgomery County or the United States District Court for the District of Maryland, and that such courts shall have exclusive jurisdiction over litigation involving any such claims. The Company and the Employee agree to submit to the jurisdiction of such courts and that they will not raise lack of personal jurisdiction or inconvenient forum as defenses in any such litigation.

        16.    Waiver of Breach.    The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

        17.    Entire Agreement; Amendments.    This Agreement (including Annex A) and the Option Agreements (as amended by this Agreement) contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements or understandings among the parties with respect thereof, including, without limitation, the Employment Agreement and any other employment or similar agreement between the Company and the Employee. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

        18.    Headings.    The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        19.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

        20.    Assignment.    This Agreement is personal in its nature and the parties hereto will not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the provisions hereof (including, without limitation, Sections 8 or 9) will inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

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        The parties have duly executed this Agreement effective as of the date first above written.

EMPLOYEE:	COMPANY:
MEDIMMUNE, INC.
/s/: Melvin D. Booth Melvin D. Booth	By:	/s/ David M. Mott David M. Mott Chief Executive Officer